UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 2

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 27, 2009

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 2 to Form 8-K amends the report on Form 8-K (the “Original Report”) filed by Xerium Technologies, Inc. (the “Company”) with the Securities and Exchange Commission on May 29, 2009 to provide additional information in Item 5.02(c) regarding the finalized employment agreement between the Company and Mr. David G. Maffucci, who was appointed the Company’s Executive Vice President and Chief Financial Officer effective June 8, 2009. The information previously reported in the Original Report and in Amendment No. 1, filed by the Company on June 12, 2009, is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On May 27, 2009, the Board of Directors of Xerium Technologies, Inc. appointed David G. Maffucci to the position of Executive Vice President and Chief Financial Officer, effective June 8, 2009, upon the recommendation of Stephen R. Light, President, Chief Executive Officer and Chairman, at which time the Company and Mr. Maffucci agreed to a summary of principal terms of his employment. The Company and Mr. Maffucci finalized the terms of Mr. Maffucci’s employment agreement in connection with this appointment on June 15, 2009. Under the terms of his employment agreement, Mr. Maffucci will receive a base salary of $415,000, which may be increased for subsequent years at the discretion of the Board of Directors of the Company. Mr. Maffucci is eligible to participate in the in the Company’s Performance Award Program for 2009 at a minimum target participation level of 60% of his base salary at the rate in effect on December 31, 2009, prorated from the date of hire of June 8, 2009. The total bonus compensation earned for 2009 shall not be less than 50% of this prorated amount.

If, after six months of employment, Mr. Maffucci terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and any payout he would have earned under the Company’s annual bonus plans for the fiscal year in which the termination occurs, prorated to reflect the number of days that he worked in the fiscal year. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in the Company’s benefit plans). If the Company terminates his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason,” then he is entitled to receive his base salary for one year and to participate in medical/dental benefit plans for one year (or such longer period as may be provided in the Company’s benefit plans. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months instead of one year. If the Company terminates his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination.

The employment agreement also imposes non-competition and employee non-solicitation obligations on Mr. Maffucci.

If it is determined that any payment or benefit provided to Mr. Maffucci by the Company or any of the Company’s subsidiaries will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (“Section 4999”) pursuant to the employment agreement the Company will make an additional lump-sum payment to Mr. Maffucci sufficient, after giving effect to all federal, state and other taxes and charges with respect to such payment, to make Mr. Maffucci whole for all taxes imposed under or as a result of Section 4999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

By:	/s/ Stephen R. Light
Name:	Stephen R. Light
Title:	President, Chief Executive Officer and Chairman

Date: June 19, 2009